Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO (508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES FIRST QUARTER RESULTS

MEDWAY, MA, April 23, 2008 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its first quarter ended March 29, 2008. Net sales for the first quarter of 2008 increased by 15% to $39.8 million compared to $34.7 million for the corresponding 2007 period. Net income for the quarter ended March 29, 2008 was $1.3 million, or $0.07 per diluted share, compared to net income for the first quarter of 2007 of $1.1 million or $0.06 per diluted share.

John Aglialoro, CYBEX Chairman and CEO stated, “The Company is pleased with our first quarter 15% growth in sales and 26% increase in operating income. The gross margins for the quarter improved from Q4 2007 and we will continue our initiatives designed to produce stronger margins. Current US and world economic conditions likely will make our corporate goal of double digit growth in sales and earnings more challenging in the short-term. We will closely monitor sales activity and will respond quickly on the cost side if economic conditions produce a slowing of our rate of growth over the next several quarters. For the longer-term, we remain confident that our pipeline of new products and our strategy of developing new markets will continue to be important drivers in promoting strong sales and earnings growth.”

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user — from the professional athlete to the first-time exerciser — to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2007, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2008.

- FINANCIAL TABLES TO FOLLOW -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007
Net sales	$39,780	$34,676
Cost of sales	25,608	21,782

Gross profit	14,172	12,894
As a percentage of sales	35.6%	37.2%
Selling, general and administrative expenses	11,525	10,796

Operating income	2,647	2,098
Interest expense, net	347	210

Income before income taxes	2,300	1,888
Income taxes	982	784

Net income	$1,318	$1,104

Basic net income per share	$0.08	$0.06

Diluted net income per share	$0.07	$0.06

Shares used in computing basic net income per share	17,367	17,224

Shares used in computing diluted net income per share	17,914	17,838

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 29, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$1,080	$609
Accounts receivable, net	20,324	21,015
Inventories	14,178	13,803
Prepaid expenses and other	1,692	1,970
Deferred income taxes	4,325	4,325

Total current assets	41,599	41,722

Property and equipment, net	33,546	34,089
Goodwill	11,247	11,247
Deferred income taxes	10,112	10,718
Other assets	338	353

	$96,842	$98,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,634	$2,628
Accounts payable	7,047	7,021
Accrued expenses	11,932	13,887

Total current liabilities	20,613	23,536

Long-term debt	16,133	16,322
Other liabilities	3,946	3,229

Total liabilities	40,692	43,087
Stockholders’ equity	56,150	55,042

	$96,842	$98,129

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